Exhibit 4.2

PINTEC TECHNOLOGY HOLDINGS LIMITED

Number	Class A/B Ordinary Shares
[-]	- [-] -

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into (i) 348,217,505 Class A Ordinary Shares of US$0.000125 par value each; and (ii) 51,782,495 Class B Ordinary Shares of US$0.000125 par value each

THIS IS TO CERTIFY THAT [-] is the registered holder of [-] Class A/B Ordinary Shares in the above-named Company subject to the Third Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the             day of                                2018 by:

DIRECTOR